Legal Proceedings

Following a routine  examination of Permanent  Portfolio  Family of Funds,  Inc.
(the "Fund") in 1991, the Securities and Exchange  Commission (the "Commission")
instituted public administrative and cease-and-desist proceedings on January 13,
1997,  to determine the truth of  allegations  by the  Commission's  Division of
Enforcement  (the  "Division")  that World Money Managers,  Terry Coxon and Alan
Sergy (the Fund's Investment Adviser, or, "WMM," and two of the Fund's directors and officers,  respectively,  or, the  "Respondents"),  breached their fiduciary duties in violation of certain  provisions of federal  securities laws in fiscal
years  1990  through   1996.   From  May  5,  1997  through  May  15,  1997,  an
administrative hearing on these charges was held before Chief Administrative Law
Judge Brenda P. Murray (the "Hearing Officer") in San Francisco, California. The
Respondents have denied all of the allegations of the Division and have actively contested  the  proceedings.  No charges have been made against the Fund,  which allegedly was subject to improper  charges by the  Respondents,  and the Fund is not a party to the proceedings.

In an initial decision dated April 1, 1999 (the "Initial Decision"), the Hearing
Officer  ruled  that  the   Respondents   had  committed   certain   violations.
Specifically,  the Hearing Officer ruled that the Respondents  violated  Section
206(2) of the Investment  Advisers Act of 1940: by charging $248,153 of transfer agent and accounting  fees to the Fund's  Marketing and  Distribution  Plan (the
"12b-1 Plan") during calendar year 1990; by causing the excessive capitalization
of  a  broker-dealer   subsidiary  of  the  Permanent   Portfolio  (World  Money
Securities,  Inc.,  or "WMS") of $850,000  and  charging it in 1990 and 1991 for printing  costs  related  to the  distribution  of shares in the  Treasury  Bill
Portfolio,  Versatile  Bond  Portfolio and  Aggressive  Growth  Portfolio in the
amount of $336,571;  by charging WMS  excessive  rent and improper  underwriting costs of $72,426;  and by acquiring a "call  option" in 1990  prohibited  by the
Fund's  fundamental  investment  policies and managing  the  investment  for the advantage of a client of an officer of the Fund. The Hearing  Officer also ruled that the Respondents  violated or aided and abetted violations of: Section 12(b)
of the Investment Company Act of 1940 (the "ICA") and Rule 12b-1 thereunder,  by receiving  unauthorized  reimbursements  in calendar year 1990 of $214,270 under the Fund's 12b-1 Plan and by providing  insufficient  information  regarding the
12b-1 Plan to the Fund's  Board of  Directors;  Section  13(a)(3)  of the ICA by
acquiring  the  "call  option;"  Section  17(a) of the  Securities  Act of 1933,
Section 10(b) of the Exchange Act of 1934 and Rule 10b-5 thereunder, and Section
34(b) of the ICA by making  misleading  statements  in the  Fund's  registration materials;  Section 10(b) of the ICA by using WMS as a principal underwriter for the Fund; and Section 17(d) of the ICA and Rule 17d-1 thereunder, by causing WMS to be excessively capitalized.

The  Hearing  Officer  ordered  that the  Respondents:  cease  and  desist  from committing further violations; be suspended from association with any registered investment adviser or investment company for a period of three months;  disgorge
$1,608,018,  pay  prejudgment  interest of $1,236,726 and pay civil penalties of
$140,000.

The Respondents believe that the Hearing Officer's Initial Decision is incorrect and contains  reviewable  errors.  Accordingly,  on April 22,  1999,  they filed petitions  for review by the  Commission.  On April 21, 1999,  the Division also filed a petition for review by the Commission of certain sanctions  contained in the Initial  Decision,  seeking to bar WMM from acting as an investment  adviser and to bar Terry Coxon from association with any registered  investment  adviser or  investment  company  for one year with a right to reapply.  Thereafter,  the
Commission  granted the  petitions  and has  accepted  the review of the Initial
Decision.

Under the Fund's Bylaws,  the Fund is obligated to advance expenses  incurred by the Respondents in the proceedings upon their undertaking to repay the advances, in the  event it is  ultimately  determined  that they  have  committed  willful misfeasance,  bad faith, gross negligence or reckless disregard of their duties.
The Fund has  therefore  incurred,  and may continue to incur,  such expenses in connection with the  allegations,  including  amounts paid by WMM to persons who are directors and officers of the Fund for their litigation  expenses.  The Fund neither paid nor advanced such expenses during the year ended January 31, 2001.

The Initial  Decision of the Hearing Officer does not become effective until the
Commission's  decision,  which  could  affirm,  reverse  or modify  the  Initial
Decision.  WMM  continues to act as  Investment  Adviser of the Fund,  and Terry
Coxon  continues  to serve as President  and a director of the Fund.  Alan Sergy retired from the Fund for medical reasons in March 1998 and, except for payments being made under the Fund's Long Term Disability  Plan, is no longer  associated with the Fund.

The  ultimate  outcome of these  proceedings  is  unknown.  The Fund's  Board of
Directors  plans to continue to monitor the proceedings and to take such actions as may be appropriate to assure the  availability to the Fund of such investment advice and administrative  support as may be necessary to continuously implement the Fund's investment policies and investment objectives.